AMENDMENT TO THE
ADVISORS SERIES TRUST
CUSTODY AGREEMENT

THIS AMENDMENT dated as of the 21st day of June, 2007, to the Custody Agreement, dated as of June 6, 2006, as amended (the "Agreement"), is entered by and between Advisors Series Trust, a Delaware statutory trust (the "Trust") and U.S. Bank National Association, a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add funds; and

WHEREAS, Article XV, Section 15.2 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the exhibits and add the following series of Advisors Series Trust:

Exhibit R, the funds and fees of Huber Capital Equity Income Fund and Huber Capital Small Cap Value Fund, is hereby added and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

	ADVISORS SERIES TRUST		U.S. BANK, N.A.

By:	/s/Douglas G. Hess	By:	/s/Michael R. McVoy

Name:	Douglas G. Hess	Name:	Michael R. McVoy

Title:	Treasurer	Title:	Vice-President